Exhibit 10.88

                      EMPLOYMENT AGREEMENT

        The Employment Agreement ("Agreement"), dated as of January 1, 1998, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the "Company"), and Randall S. Anderson, an individual ("Employee").

                            RECITALS

        This Agreement is made in consideration of Employee's desire to enter the employ or continue in the employ of the Company, and the Company desires that employee be so employed.
        1.      Definitions.   As used in this Agreement, the
following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

                (a)     "Board of Directors" means the Board of
Directors of the Company.

                (b) "Cause" means, as used with respect to the involuntary termination of Employee:

                        (i)       Any breach by Employee of this
Agreement;
                        (ii)      The material or continuous failure
of Employee to perform his job duties to the Company's satisfaction, whether by reason of his inability, refusal or otherwise;

                        (iii)     Employee's willfully causing the
Company, whether by action or inaction, to violate any state or federal law, rule or regulation;

                        (iv)      The engaging by Employee in
misconduct or inaction detrimental to the Company's business or reputation and/or which exposes the Company to liability based upon the inaction or action(s) of Employee;

                        (v)       The conviction of Employee for a
felony or of a crime involving moral turpitude;
(vi) Any act of dishonesty, misconduct, disloyalty, fraud, insubordination or misappropriation of confidential information in connection with Employee's employment with the Company or the satisfaction of his obligations hereunder; or

                        (vii)     Any breach or violation of the
Company's Policies and Procedures Manual (the "Policies Manual")





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 as in effect from time to time which would warrant termination pursuant to the terms of such Policies Manual.

                (c)     "Incapacity" means the absence of the
Employee from his employment or the inability of Employee to perform his essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

        2.      Employment, Services and Duties.   The Company hereby
employs Employee as Senior Vice President - Plan Operations, or such title designation as the Company, acting through the Company's Chief Executive Officer (the "CEO") may from time to time direct. Employee shall report to and be supervised by the CEO or such other person as the CEO may designate (the "Supervisor") and shall have such duties and responsibilities as the Supervisor may designate.

        3.      Acceptance of Employment.   Employee hereby accepts
employment and agrees to devote his full time with the Company's business and shall not be involved in any activities whatsoever which interfere with Employee's: (1) employment with the Company; (2) satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement; or (3) activities on behalf of the Company in the discharge of his duties during the Company's business hours.

        4.      Obligation to Other Employers.   Employee represents
that his employment with the Company does not conflict with any obligations he may have with former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

        5.      Compensation.   As compensation for all services to
be rendered by Employee hereunder, the Company shall pay to Employee a base salary at the rate of $198,500.00 per annum (the "Base Salary"), with such increases and/or bonuses as may be determined from time to time by the CEO in his sole discretion and, if applicable, subject to the approval of the Board of Directors. Said Base Salary shall be payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

        6.      Benefits.   In addition to the compensation provided
for in Section 5 of this Agreement, Employee shall have the right to participate in any profit-sharing, pension, life,

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 health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other employees of the Company who are similarly situated where such plans or programs are available to all such similarly situated employees pursuant to their terms. Nothing contained herein, shall require that the Company's Board of Directors designate the Employee as a participant in any new plan or program where the Board, in its sole discretion, chooses to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any
obligation to the Employee hereunder.           Employee shall also
be entitled to twenty (20) days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Employee shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. However, solely in the event Employee, pursuant to the Company policy, has accrued in excess of twenty (20) vacation days prior to the date of this Agreement ("Excess Vacation Days"), Employee shall be entitled to carry over up to, but not in excess of, such amount of Excess Vacation Days from pay period to any subsequent pay period. Notwithstanding the foregoing, Employee shall not be entitled to, nor shall accrue any new vacation days during any pay period in which Employee has Excess Vacation Days. In the event Employee reduces the amount of Excess Vacation Days in any year through the utilization of more than twenty (20) vacation days in such year, Employee shall not be entitled to the restoration of such Excess Vacations Days through the utilization of less than twenty
(20) vacation days in any subsequent year and pay period. Employee shall under no circumstances be entitled to cash in lieu of vacations days, except in the event of Employee's termination of employment with the Company.

        7.      Expenses.   The Company shall reimburse Employee for
all reasonable travel, hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

        8.      Term of Employment.   The term of this Agreement and
Employee's employment shall be for a period of two (2) year(s), commencing as of the date of this Agreement and terminating on December 31, 1999 (the "Expiration Date") unless otherwise extended or sooner terminated as provided for in this Agreement. Employee's employment with the Company pursuant to this Agreement shall terminate prior to the Expiration Date upon the occurrence of any of the following events:

                (a)     The death of Employee;

                (b) Employee voluntarily leaves the employ of the Company;

                (c)     The Incapacity of Employee;

                (d)     The Company terminates this Agreement for
 Cause;

                (e) The Company terminates this Agreement for any reason other than set forth in Sections 8(a), 8(c) or 8(d) hereof; or

                (f) The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.

        9.      Compensation Upon Termination.   In the event this
Agreement is terminated pursuant to Section 8, the Company shall pay to Employee his then current Base Salary, prorated through the Employee's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Employee prior to such termination ("Earned Bonuses"), but had not yet received Earned Bonuses, and any accrued vacation through the Termination Date pursuant to Section 6 (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:

                (a) In the event that such termination arises under Section 8(a), Employee's estate shall be entitled to receive severance compensation equal to such amount of Employee's then current Base Salary as would have been over an additional thirty (30) day period;

                (b) Employee recognizes that this Agreement and Employee's employment with the Company may be terminated at any time by the Company prior to the Expiration Date "without cause" and nothing contained herein shall require that the Company continue to employ the Employee until the Expiration Date; notwithstanding the foregoing, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 8(a)
- 8(d) or 8(f) hereof or this, this Agreement is terminated pursuant to Section 8(e) above, the Employee shall: (y) receive the greater of either: (i) his then current Base Salary through the Expiration Date of the Agreement or (ii) six (6) months Base Salary when such payments would have otherwise been paid had Employee's employment with the Company continued (the "Severance Salary"); and (z) be entitled to continue to receive through the Expiration Date solely the health, dental, disability and life insurance benefits that Employee was receiving or participating in pursuant to Section 6 immediately prior to such termination, as though such termination had not occurred. If the Company is unable to continue such benefits, the Company shall obtain or reimburse Employee for all costs actually incurred by the Employee to obtain substantially equivalent benefits (the "Severance Benefits"). The Severance Benefits shall be provided to Employee as and when such amounts or benefits would have been paid to Employee had such termination not occurred until the first to occur of: (1) the Expiration Date, (2) Employee's Death, or (3) until such time as Employee obtains other employment which offers any of such benefits to its employees of similar stature with the Employee. In the event any comparable benefit obtained or available to the Employee in his new employment is less than such Severance Benefits being provided pursuant to this Section 9, the Company will provide for or pay the monetary costs of obtaining such additional benefits necessary to provide substantially similar overall benefits. The Severance Salary and the Severance Benefits are hereinafter collectively referred to as the "Severance Compensation".

THE SEVERANCE COMPENSATION IN THIS SUBSECTION 9(b) SHALL BE PAID OR MADE AVAILABLE TO EMPLOYEE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EMPLOYEE WOULD HAVE WITH RESPECT TO: (i) THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT; (ii) ANY COMPENSATION OR BENEFITS DUE EMPLOYEE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EMPLOYEE'S REPUTATION AS A RESULT OF ANY TERMINATION OF THIS AGREEMENT OR TERMINATION OF EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EMPLOYEE WITH RESPECT THERETO AND THAT SUCH SEVERANCE COMPENSATION AND/OR TERMINATION PAY SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EMPLOYEE'S CLAIMS.
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               __________                    ____________

                (c) Except as otherwise provided in Section 9(a) or (b) above, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or Facsimile equipment, secretarial assistance, any unpaid bonus (other than Earned Bonuses), all benefits and/or rights pursuant to Section 6 above and the right to receive grants of any stock options which have not previously been granted to employee or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Employee which have not vested as of the Termination Date.

                (d) In the event Employee does not receive, on or before the Expiration Date, an offer for a new employment agreement but nevertheless continues as an employee of the Company after the Expiration Date, Employee shall be thereafter deemed to be an "at will employee" who may be terminated by the Company at any time. In the event Employee's employment with the Company is terminated while Employee is an "at will employee", Employee shall be entitled to only those severance benefits, if any, which are in accordance with the Company's then existing Policies Manual or other written personnel policies. Employee acknowledges and understands that in such event, Employee will no longer be entitled to the Severance Compensation set forth herein.

                (e) All payments of Severance Compensation shall be made when such payments would have been made had this Agreement not been terminated and all Severance Benefits, Severance Salary and Termination Pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

        10.     Covenant Not to Compete.

                (a) Employee covenants and agrees that, during Employee's employment with the Company pursuant to this Agreement, Employee will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of any advisory nature or otherwise, or participate in the ownership, management, operation or control of, any business which competes with the business of the Company or any of its affiliates.

                (b) Notwithstanding the foregoing, Employee shall not be prevented from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of a company in which investments are made, provided such company is not engaged in a business competitive to the Company, or if it is in competition with the Company, provided its stock is publicly traded and Employee owns less than one percent (1%) of the outstanding stock of that company.

        11.     Confidentiality.   Employee covenants and agrees that
he will not at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Employee shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Employee during his employment by the Company. Employee recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

        12.     Equitable Remedies.   In the event of a breach or
threatened breach by Employee of any of his obligations under Sections 10 and 11 of this Agreement, Employee acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Employee and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Employee from any continuing violation or breach of this Agreement.

        13.     Miscellaneous.

                (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the

 Company.  Except as set forth in Section 8(f) above, this Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of the Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.

                        Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.

                (b) Except as otherwise provided by law or elsewhere herein, in the event of an act of force majeure, as hereinafter defined, during the term hereof which event continues for a period of no less than fifteen (15) days, the Company shall be entitled to suspend this Agreement for the duration of such event of force majeure. In such event, during the duration of the event of force majeure the Company shall be relieved of its obligations to the Employee pursuant to Sections 5 and 6; except for the continuation of any health, life or disability insurance coverage. For the purposes hereof, "force majeure" shall be defined as the occurrence of one or
more of the following events:                     (i)  any act
commonly understood to be of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God;

                        (ii)      any strike or labor dispute or
court or government action, order or decree;

                        (iii)     a banking moratorium having been
declared by federal or state authorities;

                        (iv)      An outbreak of major armed
conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities or other national or international calamity having occurred;

                        (v)       any act of public enemy, riot or
civil disturbance or threat thereof; or

                        (vi)      a pending or threatened legal or
governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

                (c) Except as expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior agreements of the parties with respect to the subject matter hereof.

                (d)     This Agreement shall be construed in
accordance with the laws of the State of California applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.

                (e) Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                (f) With the exception of the Company's right to enforce the provisions found in Sections 10 or 11 of this Agreement pursuant to Section 12 hereof, any and all disputes arising from Employee's employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.

                        Any party hereto electing to commence an action shall give written notice to the other parties hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the California Rules of Evidence. The dispute shall be settled by arbitration to take place in Los Angeles County, California, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and Employee contained elsewhere in this Agreement.

                (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either personally, by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business. Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.

                (h) Employee acknowledges that: (i) he has been advised by the Company that this Agreement affects his legal rights and to seek the advice of his legal counsel prior to executing it and
(ii) has had the opportunity to consult with his own legal counsel in connection with the negotiations of the terms of this Agreement, his rights with respect hereto and the execution hereof.

                        (i)       A waiver by either party of any
term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

                (j) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

                (k) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                        COMPANY:
                                  MAXICARE HEALTH PLANS, INC.
                                  a Delaware corporation


                                  By:  /s/ Peter J. Ratican
                                         Peter J. Ratican
                                      Chairman, President and
                                      Chief Executive Officer



                                  By:   /s/ Alan D. Bloom
                                     Alan D. Bloom, Secretary


                        EMPLOYEE:


                                   By: /s/ Randall S. Anderson
                                        Randall S. Anderson